Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT, dated as of December 24, 2014 (this “Agreement”), is between GYRODYNE SPECIAL DISTRIBUTION, LLC, a New York limited liability company (“GSD”), and GYRODYNE COMPANY OF AMERICA, INC., a New York corporation (“Gyrodyne”).

WITNESSETH

WHEREAS, pursuant to the Amended and Restated Limited Liability Company Operating Agreement of GSD effective as of December 30, 2013 (the “Operating Agreement”), Gyrodyne has been designated as the Managing Member of GSD; and

WHEREAS, the Operating Agreement provides that Gyrodyne shall be entitled to compensation at a market rate for its services and reimbursement of its costs and expenses as Managing Member of GSD;

WHEREAS, GSD desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to Gyrodyne and to have Gyrodyne undertake the duties and responsibilities hereinafter set forth on behalf of GSD, all as provided herein; and

WHEREAS, Gyrodyne is willing to undertake to render such services, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

The following defined terms used in this Agreement shall have the meanings specified below:

“Agreement” has the meaning set forth in the preamble, and such term shall include any amendment or supplement hereto from time to time.

“Articles of Organization” means the articles of organization of GSD, as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Contract Purchase Price” means the total consideration paid by GSD for the purchase of an Investment.

“Contract Sales Price” means the total consideration received by GSD for the sale of an Investment.

“Cost of Assets” means the Contract Purchase Price of an asset plus Acquisition Expenses, capital expenditures and other customarily capitalized costs, but shall exclude Acquisition Fees associated with the acquisition of such asset.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Distributions” means any distributions of money or other property by GSD to Shareholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Financing Coordination Fee” shall have the meaning set forth in Section 8.7.

“GAAP” means accounting principles generally accepted in the United States as currently in effect.

“G&A” shall mean general and administrative expenses in accordance with GAAP.

“GSD” has the meaning set forth at the head of this Agreement.

“Gyrodyne” has the meaning set forth at the head of this Agreement.

“Include,” “included,” “including” and “such as” are to be construed as if followed by the phrase “without limitation.”

“Investment” or “Investments” means any investment or investments, directly or indirectly, in Properties, Loans or other Permitted Investments.

“Joint Venture” means any joint venture, limited liability company or other entity through which GSD directly or indirectly owns, in whole or in part, any Investments.

“Loans” means mortgage loans and other types of debt financing investments made by GSD, either directly or indirectly, including through ownership interests in a Joint Venture or other entity, and including mezzanine loans, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Net Income” means, for any period, the total revenues of GSD applicable to such period, less the total expenses applicable to such period excluding applicable income taxes and additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, that Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain or loss from the sale of GSD’s assets.

“Notice” has the meaning set forth in Section 15.1.

“Permitted Investments” means all investments (other than Properties and Loans) in which GSD acquires an interest, either directly or indirectly, including through ownership interests in a Joint Venture or other entity, pursuant to the Articles of Incorporation, Bylaws and the investment objectives and policies adopted by Gyrodyne from time to time, other than short-term investments acquired for purposes of cash management.

“Persons” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Property” or “Properties” means any real property or properties transferred or conveyed to GSD, either directly or indirectly, and/or any real property or properties transferred or conveyed to a Joint Venture or partnership in which GSD is, directly or indirectly, a co-venturer or partner.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property management services, excluding Persons retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which, for certain leases are passed through, in part or in full, to and ultimately paid by the tenant at such Property.

“Sale” or “Sales” means (i) any transaction or series of transactions whereby: (A) GSD sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (B) GSD sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the direct or indirect interest of GSD in any Joint Venture or other entity in which it, directly or indirectly, has an interest; or (C) any Joint Venture or other entity (in which GSD, directly or indirectly, has an interest) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Investment or portion thereof, including any event with respect to any Investment that gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested by GSD, directly or indirectly, in one or more Investments within 180 days thereafter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Shares” means the common shares of limited liability company interests of GSD.

“Shareholders” means the holders of record of the Shares as maintained on the books and records of GSD or its transfer agent.

“Termination” means the termination of this Agreement in accordance with Article 12 hereof.

“Termination Date” means the date of termination of the Agreement determined in accordance with Article 12 hereof.

ARTICLE 2

Appointment

2.1.     Gyrodyne shall perform the services set forth herein on the terms and subject to the conditions set forth in this Agreement.

ARTICLE 3

Duties of Gyrodyne

3.1.     Gyrodyne is responsible for managing, operating, directing and supervising the operations and administration of GSD and its assets and shall perform the following duties:

(A)	Acquisition and Disposition Services. Gyrodyne shall or, subject to reimbursement pursuant to Article 8, shall retain other Persons to (but shall remain responsible to GSD),:

(i)     Serve as GSD’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Properties, investment objectives and policies;

(ii)     Subject to the investment objectives and policies of GSD: (a) locate, analyze and select potential Investments; (b) acquire, originate and dispose of Investments on behalf of GSD (including through Joint Ventures); (c) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Investments; (d) select Joint Venture partners and structure corresponding agreements; and (e) enter into leases, service contracts and other agreements for Investments;

(iii)     Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(iv)     Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary to evaluate the proposed investments;

(v)     Obtain reports, where appropriate, concerning the value of the Properties;

(vi)     Deliver to, or maintain on behalf of GSD, copies of all appraisals obtained in connection with the Properties; and

(vii)     Negotiate and execute approved investments and other transactions, including acquisitions of Investments.

(B)	Asset Management Services. Gyrodyne shall or, subject to reimbursement pursuant to Article 8, shall retain other Persons to (but shall remain responsible to GSD):

(i)     Investigate, select and, on behalf of GSD, engage and conduct business with (including enter contracts with) and supervise the performance of such Persons as Gyrodyne deems necessary to the proper performance of its obligations as set forth in this Agreement, including consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, security investment advisors, mortgagors, the registrar and the transfer agent, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by Gyrodyne necessary or desirable for the performance of any of the foregoing services;

(ii)     Monitor applicable markets and obtain reports where appropriate, concerning the value of the Properties;

(iii)     Monitor and evaluate the performance of each of the Properties and GSD’s overall portfolio of Properties and perform and supervise the various management and operational functions related to the Properties;

(iv)     Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, investment, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;

(v)     Formulate and oversee the implementation of GSD’s financial policies;

(vi)     In Gyrodyne’s discretion, engage a Property Manager for each of the Properties;

(vii)     Coordinate and manage relationships between GSD and any co-venturers or partners; and

(viii)     Negotiate and service GSD’s debt facilities and other financings and negotiate on behalf of GSD with banks or other lenders for debt facilities to be made to GSD and its subsidiaries; provided, however, that any fees and costs payable to third parties incurred by Gyrodyne in connection with the foregoing shall be the responsibility of GSD.

(C)	Accounting and Other Administrative Services. Gyrodyne shall or, subject to reimbursement pursuant to Article 8, shall retain other Persons to (but shall remain responsible to GSD):

(i)     Provide the management of GSD and perform and supervise the various administrative functions reasonably necessary for the management of GSD;

(ii)     From time to time, make reports on Gyrodyne’s performance of services to GSD under this Agreement;

(iii)     Make reports each quarter of the investments that have been made by other programs sponsored by Gyrodyne, as well as any investments that have been made by Gyrodyne directly;

(iv)     Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to GSD’s business and operations;

(v)     Provide financial and operational planning services;

(vi)     Maintain accounting and other record-keeping functions and investment levels, including information concerning the activities of GSD as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(vii)     Maintain and preserve all appropriate books and records of GSD;

(viii)     Provide and or manage tax and compliance services and coordinate with appropriate third parties, including GSD’s independent auditors, tax accountants and other consultants, on related tax matters;

(ix)     Provide GSD with all necessary cash management services;

(x)     Maintain on behalf of GSD copies of all appraisals obtained in connection with Investments;

(xi)     Coordinate with the transfer agent the dividend process and payments to Shareholders;

(xii)     Obtain adequate insurance coverage based upon risk management determinations;

(xiii)     Evaluate various liquidity events when appropriate;

(xiv)     Provide updates related to the overall regulatory environment affecting GSD, as well as managing compliance with such matters, including compliance with the Sarbanes-Oxley Act of 2002;

(xv)     Subject to the terms of the Articles of Organization and Operating Agreement, maintain governance structure and appropriate policies and procedures related thereto;

(xvi)     Perform all applicable reporting, record keeping, internal controls and similar matters in a manner to allow GSD to comply with applicable law; and

(xvii)     Do all things necessary to assure its ability to render the services described in this Agreement.

(D)	Property Management Services. Gyrodyne shall or, subject to reimbursement pursuant to Article 8, shall retain other Persons to (but shall remain responsible to GSD):

(i)     Collect the rents, additional rents and other income due and to become due from the Properties;

(ii)     Institute, in the name of GSD, any and all legal actions or proceedings for the collection of rent and other income from the Properties, or the ousting or dispossessing of tenants or other persons therefrom, and such expense may include the engaging of counsel for any such matters;

(iii)     Make or cause to be made such repairs and/or alterations to the Properties as may be advisable or necessary, and purchase and pay for such supplies as may be advisable or necessary. Gyrodyne shall allow GSD any rebate or discount which Gyrodyne shall obtain;

(iv)     Enter into supervise and pay all contracts for rubbish removal, exterminating services, septic tank services, security service, snow removal and sanding, nightly office cleaning, cleaning and policing of common areas and exteriors, window cleaning, HVAC services, plumbing services, electrical services, general maintenance and repairs, lawn care and landscaping and elevator maintenance;

(v)     Handle all tenant complaints and service calls under service guarantees:

(vi)     Administer the payment of all building payroll, if any, maintenance and service costs, interest and amortization on mortgages, taxes, assessments, water charges, utility charges, premiums on insurance, accounting, accounting services and fees and all other building expenses for the Properties;

(vii)     Maintain all building records and rent records, maintain receipts and disbursement records and building payroll records and prepare cash flow statements;

(viii)     Conduct all tenant relations and service all tenant complaints;

(ix)     Retain the original of all invoices, contractors’ and subcontractors’ requests for payment, tenant leases, employment contracts, service contracts, commission agreements, correspondence and other documents and instruments relating to the Properties or its operation and management by Gyrodyne hereunder;

(x)     Prepare each of the following budgets: (1) at least thirty (30) days prior to the start of each calendar year, during the term hereof, an annual operating budget, setting forth Gyrodyne’s forecast of gross income, operating expenses, capital costs and expenses and net income for the Properties for such calendar year; and (2), promptly after the end of each calendar month, during the term of this Agreement, a statement setting forth a monthly reconciliation of the actual operations of the Properties for such calendar month, with the annual Budget thereof; and

(xi)     Use its best efforts in leasing vacant space, and in keeping the Properties rented to desirable tenants, and, when deemed appropriate by Gyrodyne, enlist the services of independent real estate brokers.

(E)	Shareholder Services. Gyrodyne shall or, subject to reimbursement pursuant to Article 8, shall retain other Persons to (but shall remain responsible to GSD):

(i)     Manage services for and communications with Shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(ii)     Oversee the performance of the transfer agent and registrar;

(iii)     Establish technology infrastructure to assist in providing Shareholder support and service; and

(iv)     Perform the various subscription processing services reasonably necessary for the admission of new Shareholders.

3.2.     Other Services. Except as provided in Article 7, Gyrodyne shall perform any other services reasonably requested by GSD (with the consent of a majority of the Independent Directors).

ARTICLE 4

Authority of Gyrodyne

4.1.     General. All rights and powers to manage and control the business and affairs of GSD shall be vested in Gyrodyne. Gyrodyne shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of GSD to such officers, employees, agents and representatives of Gyrodyne or a third party as it may deem appropriate. Any authority delegated by Gyrodyne to any other Person shall be subject to the limitations on the rights and powers of Gyrodyne specifically set forth in this Agreement, the Operating Agreement or the Articles of Organization.

4.2.     Powers of Gyrodyne. Subject to the express limitations set forth in this Agreement, and to the right of Gyrodyne to delegate its responsibilities pursuant to Section 4.1, the power to direct the management, operation and policies of GSD shall be vested in Gyrodyne, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of GSD to carry out any and all of the objectives and purposes of GSD and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

ARTICLE 5

Bank Accounts

5.1.     Gyrodyne may establish and maintain one or more bank accounts in the name of GSD and may collect and deposit into such account or accounts, and disburse from any such account or accounts, any money on behalf of GSD. Gyrodyne shall upon request render appropriate accountings of such collections and payments to the independent auditors of GSD. To the extent GSD is utilizing the working capital of Gyrodyne to support its operations, Gyrodyne is authorized to deposit rents into Gyrodyne’s accounts and pay invoices out of Gyrodyne’s accounts provided (a) that a reconciliation and allocation is made available to the auditors and (b) that the Company satisfies the requirements respecting separate records and financial statements under Article 6.

ARTICLE 6

Records and Financial Statements

6.1.     Gyrodyne, in the conduct of its responsibilities to GSD, shall maintain adequate and separate books and records for GSD’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of GSD and shall be available for inspection by counsel, auditors and other authorized agents of GSD, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. Gyrodyne shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect GSD’s assets from theft, error or fraudulent activity. All financial statements that Gyrodyne delivers to GSD shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. Gyrodyne shall liaise with GSD’s independent auditors and shall provide such auditors with the reports and other information that the auditors so request. GSD auditors are and will continue to be independent from Gyrodyne’s management and the board of directors but, for clarity, are and will continue to be the same audit firm and audit staff as those servicing Gyrodyne.

ARTICLE 7

Limitation on Activities

7.1.     Notwithstanding any provision in this Agreement to the contrary, Gyrodyne shall not take any action that, in its sole judgment made in good faith, violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over GSD, its Shares or its other securities.

ARTICLE 8

Reimbursement of Expenses and Fees

8.1.     General and Administrative. GSD will reimburse Gyrodyne for 85% of Gyrodyne's G&A and pay a fee to Gyrodyne equal to 8.5% of such reimbursed amount. Such fees include any material line items that are broken out for financial statements separately from G&A (which for now are limited to corporate development fees) due to their materiality which, if not for its materiality, would be included in G&A.

8.2.     Rental Expenses. GSD will reimburse Gyrodyne for all rental expenses, whether value added (such as contractor and consultant expenses) or non-value added (such as utilities and taxes) paid by Gyrodyne in respect of the Contributed Properties.

8.3.     Value Added Rental Expense Fee. GSD will pay a fee to Gyrodyne equal to 8.5% of all value added rental expenses paid by Gyrodyne in respect of the Contributed Properties, but no fee will be payable in respect of non-value added rental expenses.

8.4.     Bonuses on Sales of Properties. GSD will reimburse 100% (without mark-up) of any bonuses paid by Gyrodyne to its employees and directors and related payroll taxes on account of any sales of the Properties.

8.5.     Interest on Gyrodyne Loans. Gyrodyne will be entitled to interest at the rate of 5.0% per annum on any funds advanced by Gyrodyne pursuant to the liquidity facility made available to GSD.

ARTICLE 9

Intentionally Omitted

ARTICLE 10

Relationship of Gyrodyne and GSD; Other Activities of Gyrodyne

10.1.     Relationship. GSD and Gyrodyne are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent Gyrodyne from engaging in or earning fees from other activities, including the rendering of advice to other Persons and the management of other programs advised, sponsored or organized by Gyrodyne; nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or equity holder of Gyrodyne to engage in or earn fees from any other business or to render services of any kind to any other Person. Gyrodyne may, with respect to any investment in which GSD is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that GSD may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, Gyrodyne may be engaged to provide advice and service to such Persons, in which case Gyrodyne may earn fees from such persons for rendering such advice and service.

ARTICLE 11

Intentionally Omitted

ARTICLE 12

Term and Termination of the Agreement

12.1.     Term. This Agreement shall remain in full force and effect for so long as Gyrodyne is the Managing Member of GSD.

12.2.     Termination by Either Party. This Agreement shall terminate upon the termination or resignation of Gyrodyne as Managing Member of GSD. In such case, the provisions of Articles 1, 11, 12, 14 and 15 shall survive termination of this Agreement. Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.

12.3.     Payments to and Duties of Gyrodyne Upon Termination.

(A)

Amounts Owed. After the Termination Date, Gyrodyne shall be entitled to receive from GSD within thirty (30) days after the effective date of such termination all amounts then accrued and owing to Gyrodyne.

(B)	Gyrodyne’s Duties. Gyrodyne shall promptly upon termination of this Agreement:

(i)     pay over to GSD all money collected and held for the account of GSD pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)     render a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting;

(iii)     deliver all assets, including all Investments, and documents of GSD then in the custody of Gyrodyne; and

(iv)     cooperate with GSD to provide an orderly management transition.

ARTICLE 13

Assignment

13.1.     This Agreement may not be assigned without the express written consent of both parties hereto.

ARTICLE 14

Indemnification and Limitation of Liability

14.1.     Indemnification. Except as prohibited by the restrictions provided in this Section 14.1, Section 14.2 and Section 14.3, GSD shall indemnify, defend and hold harmless Gyrodyne, its officers, directors, equity holders, members, partners, managers and employees (each, a “Gyrodyne Indemnified Party”, and, collectively, the “Gyrodyne Indemnified Parties”), from all liability, claims, damages or losses arising in the performance of their duties hereunder or under any services agreement and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Gyrodyne Indemnified Parties may be made only out of the net assets of GSD and not from Shareholders. Notwithstanding the foregoing, GSD shall not indemnify any Gyrodyne Indemnifed Party for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of GSD were offered or sold as to indemnification for violations of securities laws.

14.2.     Limitation on Indemnification. Notwithstanding the foregoing, GSD shall not provide for indemnification of a Gyrodyne Indemnified Party, unless all of the following conditions are met:

(A)	The Gyrodyne Indemnified Party had acted in good faith and was so acting.

(B)	Such liability or loss was not the result of the gross negligence, bad faith or willful misconduct by Gyrodyne Indemnified Party.

14.3.     Limitation on Payment of Expenses. GSD shall pay or reimburse reasonable legal expenses and other costs incurred by the Gyrodyne Indemnified Parties in advance of the final disposition of a proceeding. Such expenses shall be paid with respect to a Gyrodyne Indemnified Party only if (in addition to any procedures required by applicable law) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of GSD, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) such Gyrodyne Indemnified Party undertakes to repay the amount paid or reimbursed by GSD, together with the applicable legal rate of interest thereon, if it is ultimately determined that such Person is not entitled to indemnification.

ARTICLE 15

Miscellaneous

15.1.     Notices. Any notice, request, demand, approval, consent, waiver or other communication required or permitted to be given hereunder or to be served upon any of the parties hereto (each a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 15.1), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), to the address of such party set forth herein.

To GSD:	One Flowerfield Suite 24 St. James, New York 11780

To Gyrodyne:	One Flowerfield Suite 24 St. James, New York 11780

Any party may at any time give Notice in writing to the other parties of a change in its address for the purposes of this Section 15.1.

15.2.     Modification. This Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by GSD and Gyrodyne, or its successors or permitted assigns.

15.3.     Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

15.4.     Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and and their respective successors and permitted assigns and, for purposes of Article 14, each Gyrodyne Indemnified Party, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person;

15.5.     Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

15.6.     Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

15.7.     Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.8.     Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

15.9.     Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

15.10.     Counterparts. This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterpart signatures pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

GYRODYNE SPECIAL DISTRIBUTION, LLC

By: /s/ Gary Fitlin Name: Gary Fitlin Title: Treasurer

GYRODYNE COMPANY OF AMERICA, INC.

By: /s/ Frederick C. Braun III Name: Frederick C. Braun III Title: President and CEO